As filed with the Securities and Exchange Commission on October 25, 2023
File No. 812-15488
U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

AMENDED AND RESTATED APPLICATION FOR AN ORDER TO AMEND A PRIOR ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

BARINGS CORPORATE INVESTORS, BARINGS GLOBAL SHORT DURATION HIGH YIELD FUND, CI SUBSIDIARY TRUST, BARINGS PARTICIPATION INVESTORS, PI SUBSIDIARY TRUST, BARINGS LLC, MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, C.M. LIFE INSURANCE COMPANY, BARINGS FINANCE LLC, TOWER SQUARE CAPITAL PARTNERS IV, L.P., TOWER SQUARE CAPITAL PARTNERS IV-A, L.P., BARINGS BDC, INC., ENERGY HARDWARE HOLDINGS, INC., SIC INVESTMENT HOLDINGS LLC, BARINGS PRIVATE CREDIT CORPORATION, BARINGS CAPITAL INVESTMENT CORPORATION, BCIC HOLDINGS, INC., BARINGS PRIVATE EQUITY OPPORTUNITIES AND COMMITMENTS FUND, BARINGS GLOBAL CREDIT FUND (LUX) – SEGREGATED LOAN ACCOUNT 5, BARINGS SEGREGATED LOANS 5 S.À R.L., BAYVK R PRIVATE DEBT SCS, SICAV-FIS, BAYVK R PD 1 LOAN S.À R.L., BARINGS UMBRELLA FUND PLC - BARINGS EUROPEAN HIGH YIELD BOND FUND, BARINGS GLOBAL INVESTMENT FUNDS PLC – BARINGS EUROPEAN LOAN FUND, BARINGS EUROPEAN LOAN LIMITED, BCF EUROPE FUNDING LIMITED, BCF SENIOR FUNDING I DESIGNATED ACTIVITY COMPANY, BCF SENIOR FUNDING I LLC, MASSMUTUAL GLOBAL FLOATING RATE FUND, BARINGS UMBRELLA FUND PLC - BARINGS GLOBAL HIGH YIELD BOND FUND, BARINGS GLOBAL INVESTMENT FUNDS 2 PLC - BARINGS GLOBAL HIGH YIELD CREDIT STRATEGIES FUND, BARINGS GLOBAL HIGH YIELD CREDIT STRATEGIES LIMITED, BARINGS GLOBAL INVESTMENT FUNDS PLC – BARINGS GLOBAL LOAN FUND, BARINGS GLOBAL LOAN LIMITED, BARINGS GLOBAL CREDIT FUND (LUX) – BARINGS GLOBAL PRIVATE LOAN FUND, BARINGS GLOBAL PRIVATE LOANS 1 S.À R.L., BARINGS UMBRELLA FUND PLC – BARINGS GLOBAL SENIOR SECURED BOND FUND, BARINGS CMS FUND, LP, BARINGS UMBRELLA FUND PLC – BARINGS U.S. HIGH YIELD BOND FUND, BARINGS DIRECT LENDING 2018 LP, BARINGS EUROPEAN DIRECT LENDING 1 L.P., BARINGS EUROPEAN DIRECT LENDING 1 S.À R.L., BARINGS GLOBAL CREDIT FUND (LUX) – BARINGS EUROPEAN PRIVATE LOAN FUND II, BARINGS EUROPEAN PRIVATE LOANS 2 S.À R.L., BARINGS GLOBAL CREDIT FUND (LUX) – BARINGS EUROPEAN PRIVATE LOAN FUND III,  BARINGS EUROPEAN PRIVATE LOANS 3 S.À R.L., BARINGS GLOBAL CREDIT FUND (LUX) – BARINGS EUROPEAN PRIVATE LOAN FUND III (A), BARINGS EUROPEAN PRIVATE LOANS 3A S.À R.L., BARINGS GLOBAL INVESTMENT FUNDS PLC – BARINGS GLOBAL LOAN AND HIGH YIELD BOND FUND, BARINGS GLOBAL LOAN AND HIGH YIELD BOND LIMITED, BARINGS GLOBAL INVESTMENT FUNDS PLC – BARINGS GLOBAL LOAN SELECT RESPONSIBLE EXCLUSIONS FUND, BARINGS GLOBAL LOAN SELECT RESPONSIBLE EXCLUSIONS LIMITED, BARINGS GLOBAL CREDIT FUND (LUX) – BARINGS GLOBAL PRIVATE LOAN FUND 2, BARINGS GLOBAL PRIVATE LOANS 2 S.À R.L., BARINGS GLOBAL CREDIT FUND (LUX) – BARINGS GLOBAL PRIVATE LOAN FUND 3, BARINGS GLOBAL PRIVATE LOANS 3 S.À R.L., BARINGS GLOBAL PRIVATE LOAN FUND 4 SCSP, BARINGS GLOBAL PRIVATE LOANS 4 S.À R.L., BARINGS GLOBAL PRIVATE LOAN FUND 4(S) SCSP, BARINGS GLOBAL PRIVATE LOANS 4(S) S.À R.L., BARINGS GLOBAL CREDIT FUND (LUX) – SEGREGATED LOAN ACCOUNT 3, BARINGS SEGREGATED LOANS 3 S.À R.L., BARINGS GLOBAL CREDIT FUND (LUX) – SEGREGATED LOAN ACCOUNT 1, BARINGS SEGREGATED LOANS 1 S.À R.L., BARINGS GLOBAL CREDIT FUND (LUX) – SEGREGATED LOAN ACCOUNT 2, BARINGS SEGREGATED LOANS 2 S.À R.L., BARINGS GLOBAL INVESTMENT FUNDS PLC – GLOBAL PRIVATE LOAN STRATEGY FUND 1, BARINGS GLOBAL PRIVATE LOAN STRATEGY 1 LIMITED, BARINGS GLOBAL CREDIT FUND (LUX) – SEGREGATED LOAN ACCOUNT 4, BARINGS GLOBAL CREDIT FUND (LUX) – SEGREGATED LOAN ACCOUNT 6, BARINGS SEGREGATED LOANS 6 S.À R.L., BARINGS SLA 6 LLC, BARINGS SS4 (LUX) LLC, BARINGS UMBRELLA FUND (LUX) – BARINGS GLOBAL SPECIAL SITUATIONS CREDIT FUND 4 (LUX) FUND, BARINGS GLOBAL SPECIAL SITUATIONS CREDIT 4 (LUX) S.À R.L., BARINGS GLOBAL CREDIT FUND (LUX) – BARINGS GLOBAL SPECIAL SITUATIONS CREDIT FUND 3, BARINGS GLOBAL SPECIAL SITUATIONS CREDIT 3 S.À R.L., BARINGS GLOBAL UMBRELLA FUND - BARINGS DEVELOPED AND EMERGING MARKETS HIGH YIELD BOND FUND, BARINGS -MM REVOLVER FUND LP, BARINGS NORTH AMERICAN PRIVATE LOAN FUND (CAYMAN)-A, L.P., BARINGS NORTH AMERICAN PRIVATE LOAN FUND, L.P., BARINGS NORTH AMERICAN PRIVATE LOAN FUND (CAYMAN), LP, BARINGS SMALL BUSINESS FUND, L.P., BARINGS MIDDLE MARKET CLO LTD. 2017-I, BARINGS CLO LTD. 2018-I, BARINGS CLO LTD. 2018-II, BARINGS CLO LTD. 2018-III, BARINGS CLO LTD. 2018-IV, BARINGS MIDDLE MARKET CLO LTD. 2018-I, BARINGS CLO LTD. 2019-I, BARINGS CLO LTD. 2019-II, BARINGS CLO LTD. 2019-III, BARINGS MIDDLE MARKET CLO LTD. 2019-I, BARINGS CLO LTD. 2020-1, BARINGS CLO LTD. 2020-IV, BARINGS CLO LTD. 2021-I, BARINGS CLO LTD. 2021-II, BARINGS CLO LTD. 2021-III, BARINGS MIDDLE MARKET CLO LTD. 2021-I, BARINGS CLO LTD. 2016-II, BABSON CLO LTD. 2014-I, BARINGS CLO LTD. 2015-I, BARINGS CLO LTD. 2016-I, BARINGS CLO LTD. 2017-I, BARINGS U.S. HIGH YIELD COLLECTIVE INVESTMENT FUND, MASSMUTUAL HIGH YIELD FUND, MASSMUTUAL ASCEND LIFE INSURANCE COMPANY, MASSMUTUAL TRAD PRIVATE EQUITY LLC, BARINGS GLOBAL INVESTMENT FUNDS PLC – GLOBAL MULTI-CREDIT STRATEGY FUND 1, BARINGS GLOBAL MULTI-CREDIT STRATEGY 1 LIMITED, BARINGS GLOBAL INVESTMENT FUNDS PLC – GLOBAL MULTI-CREDIT STRATEGY FUND 3, BARINGS GLOBAL MULTI-CREDIT STRATEGY 3 LIMITED, BARINGS GLOBAL INVESTMENT FUNDS PLC – GLOBAL MULTI-CREDIT STRATEGY FUND 4, BARINGS GLOBAL MULTI-CREDIT STRATEGY 4 LIMITED, BME SCSP, BME INVESTMENT S.À R.L., BARINGS NORTH AMERICAN PRIVATE LOAN FUND II (CAYMAN)-A, LP, NAPLF (CAYMAN)-A SENIOR FUNDING I LLC, BARINGS NORTH AMERICAN PRIVATE LOAN FUND II (CAYMAN), L.P., NAPLF (CAYMAN) SENIOR FUNDING I LLC, BARINGS NORTH AMERICAN PRIVATE LOAN FUND II (UNLEVERED), L.P., NAPLF SENIOR FUNDING I LLC, NAPLF (CAYMAN)-A SENIOR FUNDING II LLC, NAPLF (CAYMAN) SENIOR FUNDING II LLC, OTPP - BNAPLF II LP, OTPP - BNAPLF II FUNDING LP, BARINGS GLOBAL SPECIAL SITUATIONS CREDIT FUND 4 (DELAWARE) L.P., TRYON STREET FUNDING III LTD., BARINGS GLOBAL INVESTMENT FUNDS PLC – EUROPEAN LOAN STRATEGY FUND 1, BARINGS EUROPEAN LOAN STRATEGY 1 LIMITED, BPC FUNDING LLC , BPCC HOLDINGS, INC .

300 South Tryon Street, Suite 2500
Charlotte, North Carolina 28202
(704) 805-7200

All Communications, Notices and Orders to:

Jill Dinerman
Chief Legal Officer
Barings LLC
300 S. Tryon Street, Suite 2500
Charlotte, NC 28202
(704) 805-7200

Copies to:

Harry S. Pangas, Esq.
James Curtis, Esq.
Dechert LLP
1900 K Street, N.W.
Washington, D.C. 20006
(202) 261-3300

Jill Dinerman
Chief Legal Officer
Barings LLC
300 South Tryon Street, Suite 2500
Charlotte, North Carolina 28202

October 25, 2023

UNITED STATES OF AMERICA
Before the
SECURITIES AND EXCHANGE COMMISSION

In the Matter of:

BARINGS CORPORATE INVESTORS, BARINGS GLOBAL SHORT DURATION HIGH YIELD FUND, CI SUBSIDIARY TRUST, BARINGS PARTICIPATION INVESTORS, PI SUBSIDIARY TRUST, BARINGS LLC, MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, C.M. LIFE INSURANCE COMPANY, BARINGS FINANCE LLC, TOWER SQUARE CAPITAL PARTNERS IV, L.P., TOWER SQUARE CAPITAL PARTNERS IV-A, L.P., BARINGS BDC, INC., ENERGY HARDWARE HOLDINGS, INC., SIC INVESTMENT HOLDINGS LLC, BARINGS PRIVATE CREDIT CORPORATION, BARINGS CAPITAL INVESTMENT CORPORATION, BCIC HOLDINGS, INC., BARINGS PRIVATE EQUITY OPPORTUNITIES AND COMMITMENTS FUND, BARINGS GLOBAL CREDIT FUND (LUX) – SEGREGATED LOAN ACCOUNT 5, BARINGS SEGREGATED LOANS 5 S.À R.L., BAYVK R PRIVATE DEBT SCS, SICAV-FIS, BAYVK R PD 1 LOAN S.À R.L., BARINGS UMBRELLA FUNDS PLC – BARINGS EUROPEAN HIGH YIELD BOND FUND, BARINGS GLOBAL INVESTMENT FUNDS PLC – BARINGS EUROPEAN LOAN FUND, BARINGS EUROPEAN LOAN LIMITED, BCF EUROPE FUNDING LIMITED, BCF SENIOR FUNDING I DESIGNATED ACTIVITY COMPANY, BCF SENIOR FUNDING I LLC, MASSMUTUAL GLOBAL FLOATING RATE FUND, BARINGS UMBRELLA FUND PLC – BARINGS GLOBAL HIGH YIELD BOND FUND, BARINGS GLOBAL INVESTMENT FUNDS 2 PLC – BARINGS GLOBAL HIGH YIELD CREDIT STRATEGIES FUND, BARINGS GLOBAL HIGH YIELD CREDIT STRATEGIES LIMITED, BARINGS GLOBAL INVESTMENT FUNDS PLC – BARINGS GLOBAL LOAN FUND, BARINGS GLOBAL LOAN LIMITED, BARINGS GLOBAL CREDIT FUND (LUX) – BARINGS GLOBAL PRIVATE LOAN FUND, BARINGS GLOBAL PRIVATE LOANS 1 S.À R.L., BARINGS UMBRELLA FUND PLC – BARINGS GLOBAL SENIOR SECURED BOND FUND, BARINGS CMS FUND, LP, BARINGS UMBRELLA FUND PLC – BARINGS U.S. HIGH YIELD BOND FUND, BARINGS DIRECT LENDING 2018 LP, BARINGS EUROPEAN DIRECT LENDING 1 L.P., BARINGS EUROPEAN DIRECT LENDING 1 S.À R.L., BARINGS GLOBAL CREDIT FUND (LUX) – BARINGS EUROPEAN PRIVATE LOAN FUND II, BARINGS EUROPEAN PRIVATE LOANS 2 S.À R.L., BARINGS GLOBAL CREDIT FUND (LUX) – BARINGS EUROPEAN PRIVATE LOAN FUND III, BARINGS EUROPEAN PRIVATE LOANS 3 S.À R.L., BARINGS GLOBAL CREDIT FUND (LUX) – BARINGS EUROPEAN PRIVATE LOAN FUND III (A), BARINGS EUROPEAN PRIVATE LOANS 3A S.À R.L., BARINGS GLOBAL INVESTMENT FUNDS PLC – BARINGS GLOBAL LOAN AND HIGH YIELD BOND FUND, BARINGS GLOBAL LOAN AND HIGH YIELD BOND LIMITED, BARINGS GLOBAL INVESTMENT FUNDS PLC – BARINGS GLOBAL LOAN SELECT RESPONSIBLE EXCLUSIONS FUND, BARINGS GLOBAL LOAN SELECT RESPONSIBLE EXCLUSIONS LIMITED, BARINGS GLOBAL CREDIT FUND (LUX) – BARINGS GLOBAL PRIVATE LOAN FUND 2, BARINGS GLOBAL PRIVATE LOANS 2 S.À R.L., BARINGS GLOBAL CREDIT FUND (LUX) – BARINGS GLOBAL PRIVATE LOAN FUND 3, BARINGS GLOBAL PRIVATE LOANS 3 S.À R.L., BARINGS GLOBAL PRIVATE LOAN FUND 4 SCSP,
) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )

AMENDED AND RESTATED APPLICATION FOR AN ORDER TO AMEND A PRIOR ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

BARINGS GLOBAL PRIVATE LOANS 4 S.À R.L., BARINGS GLOBAL PRIVATE LOAN FUND 4(S) SCSP, BARINGS GLOBAL PRIVATE LOANS 4(S) S.À R.L., BARINGS GLOBAL CREDIT FUND (LUX) – SEGREGATED LOAN ACCOUNT 3, BARINGS SEGREGATED LOANS 3 S.À R.L., BARINGS GLOBAL CREDIT FUND (LUX) – SEGREGATED LOAN ACCOUNT 1, BARINGS SEGREGATED LOANS 1 S.À R.L., BARINGS GLOBAL CREDIT FUND (LUX) – SEGREGATED LOAN ACCOUNT 2, BARINGS SEGREGATED LOANS 2 S.À R.L., BARINGS GLOBAL INVESTMENT FUNDS PLC - GLOBAL PRIVATE LOAN STRATEGY FUND 1, BARINGS GLOBAL PRIVATE LOAN STRATEGY 1 LIMITED, BARINGS GLOBAL CREDIT FUND (LUX) – SEGREGATED LOAN ACCOUNT 4, BARINGS GLOBAL CREDIT FUND (LUX) – SEGREGATED LOAN ACCOUNT 6, BARINGS SEGREGATED LOANS 6 S.À R.L., BARINGS SLA 6 LLC, BARINGS SS4 (LUX) LLC, BARINGS UMBRELLA FUND (LUX) – BARINGS GLOBAL SPECIAL SITUATIONS CREDIT FUND 4 (LUX) FUND, BARINGS GLOBAL SPECIAL SITUATIONS CREDIT 4 (LUX) S.À R.L., BARINGS GLOBAL CREDIT FUND (LUX) – BARINGS GLOBAL SPECIAL SITUATIONS CREDIT FUND 3, BARINGS GLOBAL SPECIAL SITUATIONS CREDIT 3 S.À R.L., BARINGS GLOBAL UMBRELLA FUND - BARINGS DEVELOPED AND EMERGING MARKETS HIGH YIELD BOND FUND, BARINGS – MM REVOLVER FUND LP, BARINGS NORTH AMERICAN PRIVATE LOAN FUND (CAYMAN)-A, L.P., BARINGS NORTH AMERICAN PRIVATE LOAN FUND, L.P., BARINGS NORTH AMERICAN PRIVATE LOAN FUND (CAYMAN), LP, BARINGS SMALL BUSINESS FUND, L.P., BARINGS MIDDLE MARKET CLO LTD. 2017-I, BARINGS CLO LTD. 2018-I, BARINGS CLO LTD. 2018-II, BARINGS CLO LTD. 2018-III, BARINGS CLO LTD. 2018-IV, BARINGS MIDDLE MARKET CLO LTD. 2018-I, BARINGS CLO LTD. 2019-I, BARINGS CLO LTD. 2019-II, BARINGS CLO LTD. 2019-III, BARINGS MIDDLE MARKET CLO LTD. 2019-I, BARINGS CLO LTD. 2020-1, BARINGS CLO LTD. 2020-IV, BARINGS CLO LTD. 2021-I, BARINGS CLO LTD. 2021-II, BARINGS CLO LTD. 2021-III, BARINGS MIDDLE MARKET CLO LTD. 2021-I, BARINGS CLO LTD. 2016-II, BABSON CLO LTD. 2014-I, BARINGS CLO LTD. 2015-I, BARINGS CLO LTD. 2016-I, BARINGS CLO LTD. 2017-I, BARINGS U.S. HIGH YIELD COLLECTIVE INVESTMENT FUND, MASSMUTUAL HIGH YIELD FUND, MASSMUTUAL ASCEND LIFE INSURANCE COMPANY, MASSMUTUAL TRAD PRIVATE EQUITY LLC, BARINGS GLOBAL INVESTMENT FUNDS PLC - GLOBAL MULTI-CREDIT STRATEGY FUND 1, BARINGS GLOBAL MULTI-CREDIT STRATEGY 1 LIMITED, BARINGS GLOBAL INVESTMENT FUNDS 2 PLC – GLOBAL MULTI-CREDIT STRATEGY FUND 3, BARINGS GLOBAL MULTI-CREDIT STRATEGY 3 LIMITED, BARINGS GLOBAL INVESTMENT FUNDS PLC - GLOBAL MULTI-CREDIT STRATEGY FUND 4, BARINGS GLOBAL MULTI-CREDIT STRATEGY 4 LIMITED, BME SCSP, BME INVESTMENT S.À R.L., BARINGS NORTH AMERICAN PRIVATE LOAN FUND II (CAYMAN)-A, LP, NAPLF (CAYMAN)-A SENIOR FUNDING I LLC, BARINGS NORTH AMERICAN PRIVATE LOAN FUND II (CAYMAN), L.P., NAPLF (CAYMAN) SENIOR FUNDING I LLC, BARINGS NORTH AMERICAN PRIVATE LOAN FUND II (UNLEVERED), L.P., NAPLF SENIOR FUNDING I LLC, NAPLF (CAYMAN)-A SENIOR FUNDING II LLC, NAPLF (CAYMAN) SENIOR FUNDING II LLC, OTPP - BNAPLF II LP, OTPP - BNAPLF II FUNDING LP, BARINGS GLOBAL SPECIAL SITUATIONS CREDIT FUND 4 (DELAWARE) L.P., TRYON STREET FUNDING III LTD., BARINGS GLOBAL INVESTMENT FUNDS PLC - EUROPEAN LOAN STRATEGY FUND 1, BARINGS EUROPEAN LOAN STRATEGY 1 LIMITED, BPC FUNDING LLC , BPCC HOLDINGS, INC .

300 South Tryon Street, Suite 2500
Charlotte, North Carolina 28202
(704) 805-7200

File No. 812-15488
Investment Company Act of 1940
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INTRODUCTION

The Applicants (as defined below) hereby request an order (the “Order”) of the U.S. Securities and Exchange Commission (the “Commission”) to amend the prior order issued to Barings Corporate Investors, et. al. (Investment Company Act of 1940, Release No. 32864, October 19, 2017) pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 promulgated under the 1940 Act (the “Prior Order”), authorizing certain joint transactions that otherwise may be prohibited by either or both of Sections 17(d) and 57(a)(4) as modified by the exemptive rules adopted by the Commission under the 1940 Act.1

The Existing Regulated Funds,2 the Wholly-Owned Investment Subs, the Insurance Company Wholly Owned Subsidiaries, the Advisers, and the Existing Affiliated Accounts (as such terms are defined herein) may be referred to herein as the “Applicants.”

Except as stated herein, defined terms used in this application (this “Application”) for an amended order have the meanings provided in the application for the Prior Order (the “Prior Application”).

The Prior Order permits a Regulated Fund and one or more other Regulated Funds and/or one or more Affiliated Accounts3 to participate in the same investment opportunities through a proposed co-investment program where such participation would otherwise be prohibited under Sections 17(d) and 57(a)(4) and Rule 17d-1 (the “Co-Investment Program”). All Applicants are eligible to rely on the Prior Order.  All existing entities as of the date of submission of this Application that currently intend to rely on the requested Order have been named as Applicants. Any other existing or future entity that relies on the requested Order in the future will comply with the terms and conditions of this Application.

I.  APPLICANTS

A.  The CEFs, the BDCs and the Wholly-Owned Investment Subs

•	Barings Corporate Investors (formerly, Babson Capital Corporate Investors) (“MCI”);

•	Barings Participation Investors (formerly, Babson Capital Participation Investors) (“MPV”);

• •	Barings Global Short Duration High Yield Fund (“BGH”); Barings Private Equity Opportunities and Commitments Fund (“BPEOC” and together with MCI, MPV and BGH the “CEFs”)

[1]	Unless otherwise indicated, all section and rule references herein are to sections of, and rules under, the 1940 Act.
[2]
The term “Regulated Funds” means either of the Existing Regulated Funds (as defined below) and any Future Regulated Fund.  “Future Regulated Fund” means any closed-end management investment company (a) that is registered under the 1940 Act or has elected to be regulated as a business development company under the 1940 Act, (b) whose investment adviser is an Adviser (as defined below), and (c) that intends to participate in the Co-Investment Program.

[3]
The term “Affiliated Account” means any Existing Affiliated Account (as defined below) and any future account or entity (a) whose investment adviser is an Adviser, (b) that would be an investment company but for Sections 3(c)(1) or 3(c)(7) of the 1940 Act and (c) that intends to participate in the Co-Investment Program.

•	Barings BDC, Inc. (“BBDC”);

•	Barings Private Credit Corporation (“BPCC”); and

•	Barings Capital Investment Corporation (“BCIC” and, together with BBDC and BPCC, the “BDCs” and, collectively with the CEFs, the “Existing Regulated Funds”).

A description of the CEFs and the BDCs is included in Schedule A to this Application.

•	CI Subsidiary Trust (“MCI Sub”), a Wholly-Owned Investment Sub of MCI;

•	PI Subsidiary Trust (“MPV Sub”), a Wholly-Owned Investment Sub of MPV;

•	Energy Hardware Holdings, Inc., SIC Investment Holdings LLC, each a Wholly-Owned Investment Sub of BBDC;

•	BPC Funding LLC and BPCC Holdings, Inc., each a Wholly-Owned Investment Sub of BPCC; and

•	BCIC Holdings, Inc., a Wholly-Owned Investment Sub of BCIC.

B.  MassMutual, C.M. Life, Insurance Company Wholly Owned Subsidiaries and Barings

•	Massachusetts Mutual Life Insurance Company and its successors (“MassMutual”);

•	C.M. Life Insurance Company (“C.M. Life”);

•	MassMutual Ascend Life Insurance Company (“MassMutual Ascend”);

•	MassMutual Trad Private Equity LLC (“MassMutual Trad”);

•	Barings Finance LLC (“Barings Finance”);

•	BCF Europe Funding Limited (“BCF Europe”);

•	BCF Senior Funding I LLC (“BCF Senior”);

•
BCF Senior Funding I Designated Activity Company (“BCF Designated” and together with MassMutual Ascend, MassMutual Trad, Barings Finance, BCF Europe, BCF Senior, the “Insurance Company Wholly Owned Subsidiaries”)[4]; and

•
Barings LLC (formerly, Babson Capital Management LLC) and its successors[5] (“Barings”) and any other person controlling, controlled by, or under common control with MassMutual or Barings that is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and that serves as an investment adviser to any Regulated Fund or any Affiliated Account relying on the requested Order (each an “Adviser” and together with Barings, the “Advisers”).

A description of MassMutual, C.M. Life, the Insurance Company Wholly Owned Subsidiaries and Barings is included in Schedule B to this Application.

[4]
In addition to the Insurance Company Wholly Owned Subsidiaries listed above which are currently expected to participate in the Co-Investment Program, other existing or future wholly-owned subsidiaries of MassMutual and C.M. Life may participate in the Co-Investment Program on their behalf at a later date.

[5]	The term “successor” means an entity that results from a reorganization or change in type of business organization.

C.  Existing Private Funds and Affiliated Accounts

The investment vehicles set forth and described in Schedule C to this Application are each an entity whose investment adviser is Barings or another Adviser (the “Existing Private Funds” and, together with MassMutual, C.M. Life, and the Insurance Company Wholly Owned Subsidiaries, the “Existing Affiliated Accounts”).

Barings is the investment adviser to the Existing Regulated Funds and Barings or another Adviser will be the investment adviser to each of the Future Regulated Funds. The Regulated Funds may be deemed to be under common control, and thus affiliated persons of each other under Section 2(a)(3)(C). Because MassMutual controls Barings, MassMutual is an affiliated person of Barings under Section 2(a)(3)(C), and therefore an affiliated person of an affiliated person of each Existing Regulated Fund. Barings or another Adviser will be the investment adviser to each Affiliated Account. Each Adviser and each other Regulated Fund and Affiliated Account may be deemed to be under common control with, and therefore an affiliated person of, each Regulated Fund under Section 2(a)(3)(C). As a result, these relationships might cause a Regulated Fund and one or more Advisers, other Regulated Funds and/or one or more Affiliated Accounts participating in Co-Investment Transactions to be subject to Sections 17(d) or 54(a)(4), and thus subject to the provisions of Rule 17d-1.

II.  APPLICANTS’ PROPOSAL

Applicants Seek to Update the Definition of “Follow-On Investment”

On April 8, 2020, the Commission announced that it would provide temporary, conditional exemptive relief (the “Temporary Relief”) for business development companies that would permit business development companies with effective co-investment orders to participate in Follow-On Investments with an Affiliated Fund (as defined in the Temporary Relief)6 that is not already invested in the issuer.7

In issuing the Temporary Relief, the Commission found that revising the definition of Follow-On Investments was “necessary and appropriate in the public interest and consistent with the protection of investors and the purposes fairly intended by the policy and provisions of the 1940 Act.”8 The Temporary Relief would not permit Follow-On Investments by Regulated Funds that are not already invested in the issuer.

Applicants seek an amendment to the Prior Order in order to update the definition of “Follow-On Investments” to be consistent with the Temporary Relief and to read as follows:

“Follow-On Investments” mean: (i) with respect to a Regulated Fund, an additional investment in the same issuer in which the Regulated Fund is currently invested; or (ii) with respect to an Affiliated Account, (X) an additional investment in the same issuer in which the Affiliated Account and at least one Regulated Fund are currently invested; or (Y) an investment in an issuer in which at least one Regulated Fund is currently invested but in which the Affiliated Account does not currently have an investment. An investment in an issuer includes, but is not limited to, the exercise of warrants, conversion privileges and/or other rights to purchase securities of the issuer.

Applicants believe that this update will simply incorporate the terms of the Temporary Relief into the Prior Order and that the findings made by the Commission with respect to the Temporary Relief are equally applicable to the proposed Order and do not raise new policy concerns.

[6]	In accordance with the Temporary Relief, “Affiliated Fund” means “Affiliated Account” for purposes of this Application. See infra note 6, at 8.
[7]
Order Under Sections 6(c), 17(d), 38(a), and 57(i) of the Investment Company Act of 1940 and Rule 17d-1 Thereunder Granting Exemptions from Specified Provisions of the Investment Company Act and Certain Rules Thereunder, Rel. No. IC-33837 (Apr. 8, 2020).

[8]	Id. at 2.

The Applicants submit that the analysis in Section III, “Order Requested,” of the Prior Application is equally applicable to this Application, which differs only from the Prior Application in so far as the definition of Follow-On Investments has been updated to be consistent with the Temporary Relief. Accordingly, that prior analysis is not restated herein.

The representations and conditions of the Prior Order, as stated in Section III.D of the Prior Application with the revision to the definition of Follow-On Investments, will remain in effect.9

III.  REQUESTED RELIEF

Accordingly, the Applicants respectfully request that the Commission grant an Order amending the Prior Order. The Applicants are seeking to amend the definition of “Follow-On Investment” in the Prior Order in order that certain Affiliated Accounts may participate in Follow-On Investments under the Order consistent with the terms of the Temporary Relief.

For the reasons stated herein, Applicants believe that:

•	With respect to the relief pursuant to Sections 17(d) and 57(i) and Rule 17d-1, the relief continues to be appropriate in the public interest and consistent with the protection of investors.

IV.  REPRESENTATIONS AND CONDITIONS

Applicants agree that any Order of the Commission granting the requested relief will be subject to all of the representations and conditions in the Prior Order, except that the definition of Follow-On Investments has been revised as set forth in this Application.

V.  PROCEDURAL MATTERS

The Applicants desire that the Commission issue the Order pursuant to Rule 0-5 under the 1940 Act without conducting a hearing.

A.  Communications

Please address all communications concerning this Application and the Notice and Order to:

Jill Dinerman
Chief Legal Officer
Barings LLC
300 S. Tryon Street, Suite 2500
Charlotte, NC 28202
(704) 805-7200

Please address any questions, and a copy of any communications, concerning this Application, the Notice and Order to:

Harry S. Pangas, Esq.
James Curtis, Esq.
Dechert LLP
1900 K Street, N.W.
Washington, D.C. 20006
(202) 261-3300

[9]	Any and all references to an Affiliated Account needing to be invested in an issuer as a required precedent for a Follow-On Investment would be struck as a result of the Order.

Jill Dinerman
Global Head of Legal
Barings LLC
300 South Tryon Street, Suite 2500
Charlotte, North Carolina 28202

B.  Authorization

Pursuant to Rule 0-2(c) under the 1940 Act, Applicants hereby state that each of the CEFs and the BDCs, by resolution duly adopted by its respective Board of Trustees or Board of Directors, as applicable, on August 9, 2022, August 18, 2022 or June 20, 2023 (attached hereto as Exhibit A), has authorized its officers to prepare, or cause to be prepared, to execute and to file, or cause to be filed, with the Commission this Application and any amendment thereto under Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 under the 1940 Act, for an amendment to an order authorizing certain joint transactions that may otherwise be prohibited under Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder. Each person executing this Application on behalf of each Applicant says that he or she has duly executed this Application for and on behalf of each Applicant; that he or she is authorized to execute this Application pursuant to the terms of the declarations of trust, articles of incorporation, bylaws, operating agreement, management agreement or otherwise; and that all actions by members, trustees, directors or other bodies necessary to authorize each such deponent to execute and file this Application have been taken.

[Remainder of Page Intentionally Left Blank]

All requirements for the execution and filing of this Application in the name and on behalf of each Applicant by the undersigned have been complied with and the undersigned is fully authorized to do so and has duly executed this Application this 25th day of October, 2023.

BARINGS CORPORATE INVESTORS

By:	/s/ Ashlee Steinnerd
	Name:	Ashlee Steinnerd
	Title:	Chief Legal Officer

BARINGS GLOBAL SHORT DURATION HIGH YIELD FUND

By: Barings LLC as Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

CI SUBSIDIARY TRUST

By:	/s/ Ashlee Steinnerd
	Name:	Ashlee Steinnerd
	Title:	Chief Legal Officer

BARINGS PARTICIPATION INVESTORS

By:	/s/ Ashlee Steinnerd
	Name:	Ashlee Steinnerd
	Title:	Chief Legal Officer

PI SUBSIDIARY TRUST

By:	/s/ Ashlee Steinnerd
	Name:	Ashlee Steinnerd
	Title:	Chief Legal Officer

BARINGS LLC

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By: Barings LLC, as Investment Adviser

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

C.M. LIFE INSURANCE COMPANY

By: Barings LLC, as Investment Adviser

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS FINANCE LLC

By:	/s/ Patrick Hoefling
	Name:	Patrick Hoefling
	Title:	Chief Executive Officer

TOWER SQUARE CAPITAL PARTNERS IV, L.P.

By: Barings LLC, as Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

TOWER SQUARE CAPITAL PARTNERS IV-A, L.P.

By: Barings LLC, as Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS BDC, INC.

By: Barings LLC, its Investment Adviser

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

ENERGY HARDWARE HOLDINGS, INC.

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

SIC INVESTMENT HOLDINGS LLC

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS PRIVATE CREDIT CORPORATION

By:	/s/ Ashlee Steinnerd
	Name:	Ashlee Steinnerd
	Title:	Chief Legal Officer

BARINGS CAPITAL INVESTMENT CORPORATION

By:	/s/ Ashlee Steinnerd
	Name:	Ashlee Steinnerd
	Title:	Chief Legal Officer

BCIC HOLDINGS, INC.

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS PRIVATE EQUITY OPPORTUNITIES AND COMMITMENTS FUND

By:	/s/ Ashlee Steinnerd
	Name:	Ashlee Steinnerd
	Title:	Chief Legal Officer

BARINGS GLOBAL CREDIT FUND (LUX) – SEGREGATED LOAN ACCOUNT 5

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS SEGREGATED LOANS 5 S.À R.L.

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BAYVK R PRIVATE DEBT SCS, SICAV-FIS

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BAYVK R PD 1 LOAN S.À R.L.

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS UMBRELLA FUND PLC – BARINGS EUROPEAN HIGH YIELD BOND FUND

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS EUROPEAN LOAN LIMITED

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS GLOBAL INVESTMENT FUNDS PLC - BARINGS EUROPEAN LOAN FUND

By: Barings LLC, as Sub-Investment Manager / Sub-Investment Adviser

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BCF EUROPE FUNDING LIMITED

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BCF SENIOR FUNDING I DESIGNATED ACTIVITY COMPANY

By: Barings LLC, as Designated Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BCF SENIOR FUNDING I LLC

By: Barings LLC, as Designated Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

MASSMUTUAL GLOBAL FLOATING RATE FUND

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS UMBRELLA FUND PLC - BARINGS GLOBAL HIGH YIELD BOND FUND

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS GLOBAL INVESTMENT FUNDS 2 PLC - BARINGS GLOBAL HIGH YIELD CREDIT STRATEGIES FUND

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS GLOBAL HIGH YIELD CREDIT STRATEGIES LIMITED

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS GLOBAL INVESTMENT FUNDS PLC - BARINGS GLOBAL LOAN FUND

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS GLOBAL LOAN LIMITED

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS GLOBAL CREDIT FUND (LUX) – BARINGS GLOBAL PRIVATE LOAN FUND

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS GLOBAL PRIVATE LOANS 1 S.À R.L.

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS UMBRELLA FUND PLC - BARINGS GLOBAL SENIOR SECURED BOND FUND

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS CMS FUND, LP

By: Barings LLC, its Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS UMBRELLA FUND PLC - BARINGS U.S. HIGH YIELD BOND FUND

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS DIRECT LENDING 2018 LP

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS EUROPEAN DIRECT LENDING 1 L.P.

By: Barings Asset Management Limited, as Sub-Investment Manager / Sub-Advisor

By:	/s/ Katherine Kemp
	Name:	Katherine Kemp
	Title:	Managing Director

BARINGS EUROPEAN DIRECT LENDING 1 S.À R.L.

By: Barings Asset Management Limited, as Sub-Investment Manager / Sub-Advisor

By:	/s/ Katherine Kemp
	Name:	Katherine Kemp
	Title:	Managing Director

BARINGS GLOBAL CREDIT FUND (LUX) – BARINGS EUROPEAN PRIVATE LOAN FUND II

By: Barings Asset Management Limited, as Sub-Investment Manager / Sub-Advisor

By:	/s/ Katherine Kemp
	Name:	Katherine Kemp
	Title:	Managing Director

BARINGS EUROPEAN PRIVATE LOANS 2 S.À R.L.

By: Barings Asset Management Limited, as Sub-Investment Manager / Sub-Advisor

By:	/s/ Katherine Kemp
	Name:	Katherine Kemp
	Title:	Managing Director

BARINGS GLOBAL CREDIT FUND (LUX) – BARINGS EUROPEAN PRIVATE LOAN FUND III

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS EUROPEAN PRIVATE LOANS 3 S.À R.L.

By: Barings Asset Management Limited, as Sub-Investment Manager / Sub-Advisor

By:	/s/ Katherine Kemp
	Name:	Katherine Kemp
	Title:	Managing Director

BARINGS GLOBAL CREDIT FUND (LUX) – BARINGS EUROPEAN PRIVATE LOAN FUND III (A)

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS EUROPEAN PRIVATE LOANS 3A S.À R.L.

By: Barings Asset Management Limited as Sub-Investment Manager / Sub-Advisor

By:	/s/ Katherine Kemp
	Name:	Katherine Kemp
	Title:	Managing Director

BARINGS GLOBAL INVESTMENT FUNDS PLC - BARINGS GLOBAL LOAN AND HIGH YIELD BOND FUND

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS GLOBAL LOAN AND HIGH YIELD BOND LIMITED

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS GLOBAL INVESTMENT FUNDS PLC - BARINGS GLOBAL LOAN SELECT RESPONSIBLE EXCLUSIONS FUND

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS GLOBAL LOAN SELECT RESPONSIBLE EXCLUSIONS LIMITED

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS GLOBAL CREDIT FUND (LUX) – BARINGS GLOBAL PRIVATE LOAN FUND 2

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS GLOBAL PRIVATE LOANS 2 S.À R.L.

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS GLOBAL CREDIT FUND (LUX) – BARINGS GLOBAL PRIVATE LOAN FUND 3

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS GLOBAL PRIVATE LOANS 3 S.À R.L.

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS GLOBAL PRIVATE LOAN FUND 4 SCSP

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS GLOBAL PRIVATE LOANS 4 S.À R.L.

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS GLOBAL PRIVATE LOAN FUND 4(S) SCSP

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS GLOBAL PRIVATE LOANS 4(S) S.À R.L.

By: Barings GPLF4(S) GP S.À R.L. as General Partner for, and on behalf of, Barings Global Private Loan Fund 4(S) SCSp, acting by its Attorney Barings LLC

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS GLOBAL CREDIT FUND (LUX) – SEGREGATED LOAN ACCOUNT 3

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS SEGREGATED LOANS 3 S.À R.L.

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS GLOBAL CREDIT FUND (LUX) – SEGREGATED LOAN ACCOUNT 1

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS SEGREGATED LOANS 1 S.À R.L.

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS GLOBAL CREDIT FUND (LUX) – SEGREGATED LOAN ACCOUNT 2

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS SEGREGATED LOANS 2 S.À R.L.

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS GLOBAL INVESTMENT FUNDS PLC - GLOBAL PRIVATE LOAN STRATEGY FUND 1

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS GLOBAL PRIVATE LOAN STRATEGY 1 LIMITED

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS GLOBAL CREDIT FUND (LUX) – SEGREGATED LOAN ACCOUNT 4

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS GLOBAL CREDIT FUND (LUX) – SEGREGATED LOAN ACCOUNT 6

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS SEGREGATED LOANS 6 S.À R.L.

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS SLA 6 LLC

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS SS4 (LUX) LLC

By: Barings LLC as Investment Adviser

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS UMBRELLA FUND (LUX) – BARINGS GLOBAL SPECIAL SITUATIONS CREDIT FUND 4 (LUX) FUND

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS GLOBAL SPECIAL SITUATIONS CREDIT 4 (LUX) S.À R.L.

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS GLOBAL CREDIT FUND (LUX) – BARINGS GLOBAL SPECIAL SITUATIONS CREDIT FUND 3

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS GLOBAL SPECIAL SITUATIONS CREDIT 3 S.À R.L.

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS GLOBAL UMBRELLA FUND - BARINGS DEVELOPED AND EMERGING MARKETS HIGH YIELD BOND FUND

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS – MM REVOLVER FUND LP

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS NORTH AMERICAN PRIVATE LOAN FUND (CAYMAN)-A, L.P.

By: Barings LLC, as Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS NORTH AMERICAN PRIVATE LOAN FUND, L.P.

By: Barings LLC, as Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS NORTH AMERICAN PRIVATE LOAN FUND (CAYMAN), LP

By: Barings LLC, as Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS SMALL BUSINESS FUND, L.P.

By: Barings Small Business Fund, LLC, its General Partner

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS MIDDLE MARKET CLO LTD. 2017-I

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS CLO LTD. 2018–I

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS CLO LTD. 2018-II

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS CLO LTD. 2018-III

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS CLO LTD. 2018-IV

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS MIDDLE MARKET CLO LTD. 2018-I

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS CLO LTD. 2019-I

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS CLO LTD. 2019-II

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS CLO LTD. 2019-III

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS MIDDLE MARKET CLO LTD. 2019-I

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS CLO LTD. 2020-1

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS CLO LTD. 2020-IV

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS CLO LTD. 2021-I

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS CLO LTD. 2021-II

By Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS CLO LTD. 2021-III

By Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS MIDDLE MARKET CLO LTD. 2021-I

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS CLO LTD. 2016-II

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BABSON CLO LTD. 2014-I

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS CLO LTD. 2015-I

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS CLO LTD. 2016-I

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS CLO LTD. 2017-I

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS U.S. HIGH YIELD COLLECTIVE INVESTMENT FUND

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

MASSMUTUAL HIGH YIELD FUND

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

MASSMUTUAL ASCEND LIFE INSURANCE COMPANY

By: Barings LLC, as Investment Adviser

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

MASSMUTUAL TRAD PRIVATE EQUITY LLC

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS GLOBAL INVESTMENT FUNDS PLC - GLOBAL MULTI-CREDIT STRATEGY FUND 1

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS GLOBAL MULTI-CREDIT STRATEGY 1 LIMITED

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS GLOBAL INVESTMENT FUNDS 2 PLC - GLOBAL MULTI-CREDIT STRATEGY FUND 3

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS GLOBAL MULTI-CREDIT STRATEGY 3 LIMITED

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS GLOBAL INVESTMENT FUNDS PLC - GLOBAL MULTI-CREDIT STRATEGY FUND 4

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS GLOBAL MULTI-CREDIT STRATEGY 4 LIMITED

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BME SCSP

By: Barings Asset Management Limited, as Sub-Investment Manager / Sub-Advisor

By:	/s/ Katherine Kemp
	Name:	Katherine Kemp
	Title:	Managing Director

BME INVESTMENT S.À R.L.

By: Barings Asset Management Limited, as Sub-Investment Manager / Sub-Advisor

By:	/s/ Katherine Kemp
	Name:	Katherine Kemp
	Title:	Managing Director

BARINGS NORTH AMERICAN PRIVATE LOAN FUND II (CAYMAN)-A, LP

By: Barings LLC, as Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

NAPLF (CAYMAN)-A SENIOR FUNDING I LLC

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS NORTH AMERICAN PRIVATE LOAN FUND II (CAYMAN), L.P.

By: Barings LLC, as Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

NAPLF (CAYMAN) SENIOR FUNDING I LLC

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS NORTH AMERICAN PRIVATE LOAN FUND II (UNLEVERED), L.P.

By: Barings LLC, as Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

NAPLF SENIOR FUNDING I LLC

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

NAPLF (CAYMAN)-A SENIOR FUNDING II LLC

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

NAPLF (CAYMAN) SENIOR FUNDING II LLC

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

OTPP – BNAPLF II LP

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

OTPP – BNAPLF II FUNDING LP

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS GLOBAL SPECIAL SITUATIONS CREDIT FUND 4 (DELAWARE), L.P.

By: Barings LLC as Investment Adviser

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

TRYON STREET FUNDING III LTD.

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS GLOBAL INVESTMENT FUNDS PLC – EUROPEAN LOAN STRATEGY FUND 1

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BARINGS EUROPEAN LOAN STRATEGY 1 LIMITED

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
	Name:	Jill Dinerman
	Title:	Chief Legal Officer

BPC FUNDING LLC

By:	/s/ Ashlee Steinnerd
	Name:	Ashlee Steinnerd
	Title:	Chief Legal Officer

BPCC HOLDINGS, INC.

By:	/s/ Ashlee Steinnerd
	Name:	Ashlee Steinnerd
	Title:	Chief Legal Officer

SCHEDULE A
The CEFs and the BDCs

MCI.  MCI is a closed-end diversified management investment company registered under the 1940 Act. MCI was organized in 1971 as a Massachusetts business trust. MCI has made an election to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986 (the “Code”), and intends to continue to make such election in the future.

MPV.  MPV is a closed-end diversified management investment company registered under the 1940 Act. MPV was organized in 1988 as a Massachusetts business trust. MPV has made an election to be treated as a RIC under Subchapter M of the Code and intends to continue to make such election in the future.

BGH. BGH is a closed-end diversified management investment company registered under the 1940 Act. BGH was organized on May 20, 2011 as a Massachusetts business trust.  BGH has made an election to be treated as a RIC under Subchapter M of the Code and intends to continue to make such election in the future.

BPEOC.  BPEOC is a closed-end, non-diversified management investment company registered under the 1940 Act. BPEOC was organized on May 24, 2021 as a Delaware statutory trust, under the name MassMutual Access Pine Point Fund. On September 27, 2022 the BPEOC filed a certificate of amendment to change its name to Barings Access Pine Point Fund. On December 14, 2022 BPEOC filed a subsequent certificate of amendment to change its name to Barings Private Equity Opportunities and Commitments Fund. BPEOC has elected to be treated, as a RIC under Subchapter M of the Code and intends to continue to make such election in the future.

BBDC.  BBDC is an externally managed, closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act.  BBDC was incorporated in Maryland on October 10, 2006 as a Maryland corporation. BBDC has made an election to be treated as a RIC under Subchapter M of the Code and intends to continue to make such election in the future.

BPCC.  BPCC is an externally managed, closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act. BPCC was formed on April 2, 2021 as a Maryland limited liability company and converted to a Maryland corporation on May 13, 2021 in connection with the commencement of its operations. BPCC has made an election to be treated as a RIC under Subchapter M of the Code and intends to continue to make such election in the future.

BCIC.  BCIC is an externally managed, closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act. BCIC was formed on February 20, 2020 as a Maryland limited liability company, converted to a Maryland corporation on April 28, 2020 and commenced its operations on July 13, 2020.  BCIC has made an election to be treated as a RIC under Subchapter M of the Code and intends to continue to make such election in the future.

Each CEF’s and BDC’s principal place of business is 300 South Tryon Street, Suite 2500 Charlotte, North Carolina 28202.

SCHEDULE B
MassMutual, Insurance Company Wholly Owned Subsidiaries and Barings

MassMutual is a mutual life insurance company organized under the laws of the Commonwealth of Massachusetts. The Insurance Company Wholly Owned Subsidiaries are wholly-owned subsidiaries of MassMutual. Barings, a limited liability company organized under the laws of Delaware, is an investment adviser registered with the Commission under the Advisers Act and is an indirect, wholly-owned subsidiary of MassMutual. Barings is the investment adviser to the Existing Regulated Funds and the Existing Affiliated Accounts. MassMutual, the Insurance Company Wholly Owned Subsidiaries, Barings, and investment advisory clients of MassMutual and Barings may from time to time invest in the Regulated Funds and/or the Affiliated Accounts.
As a mutual life insurance company regulated by the Massachusetts Department of Insurance (the “MA DOI”) and the self-regulatory organization the National Association of Insurance Commissioners, MassMutual invests its general investment account to match its liabilities with respect to maturity and interest rate risk, including managing duration, liquidity and overall volatility. MassMutual’s accounts are reviewed by the MA DOI to ensure compliance with various legal and accounting rules that, among other things, govern the types and amount of assets that an insurance company must maintain to help assure its ability to meet its obligations to policy holders. MassMutual’s accounts are also subject to internal investment policies and oversight by various MassMutual committees.
MassMutual’s accounts are advised by Barings and other unaffiliated investment advisers. Barings serves as investment adviser to a portion of MassMutual’s accounts pursuant to investment advisory agreements.
Although MassMutual indirectly owns Barings, Barings has a separate Board of Directors, officers and management team from MassMutual and operates as a separate, distinct legal entity. Barings’ portfolio managers’ compensation is paid on the same basis with respect to managing the MassMutual accounts and any third-party accounts. Further, Barings’ allocation procedures do not distinguish between MassMutual’s accounts and third-party accounts. Consequently, despite the affiliation between MassMutual and Barings, Barings manages the MassMutual accounts at arm’s length in the same way it manages third-party accounts in the relevant asset classes.

SCHEDULE C
Existing Private Funds

Tower Square Capital Partners IV, L.P.
Tower Square Capital Partners IV-A, L.P.
Barings Global Credit Fund (LUX) – Segregated Loan Account 5
Barings Segregated Loans 5 S.À R.L.
BAYVK R Private Debt SCS, SICAV-FIS
BAYVK R PD 1 Loan S.À R.L.
Barings Umbrella Fund plc – Barings European High Yield Bond Fund
Barings Global Investment Funds plc – Barings European Loan Fund
Barings European Loan Limited
MassMutual Global Floating Rate Fund
Barings Umbrella Fund plc – Barings Global High Yield Bond Fund
Barings Global Investment Funds 2 plc – Barings Global High Yield Credit Strategies Fund
Barings Global High Yield Credit Strategies Limited
Barings Global Investment Funds plc – Barings Global Loan Fund
Barings Global Loan Limited
Barings Global Credit Fund (LUX) – Barings Global Private Loan Fund
Barings Global Private Loans 1 S.À R.L.
Barings Umbrella Fund plc – Barings Global Senior Secured Bond Fund
Barings CMS Fund, LP
Barings Umbrella Fund plc – Barings U.S. High Yield Bond Fund
Barings Direct Lending 2018 LP
Barings European Direct Lending 1 L.P.
Barings European Direct Lending 1 S.À R.L.
Barings Global Credit Fund (LUX) – Barings European Private Loan Fund II
Barings European Private Loans 2 S.À R.L.
Barings Global Credit Fund (LUX) – Barings European Private Loan Fund III
Barings European Private Loans 3 S.À R.L.
Barings Global Credit Fund (LUX) – Barings European Private Loan Fund III (A)
Barings European Private Loans 3A S.À R.L.
Barings Global Investment Funds plc – Barings Global Loan and High Yield Bond Fund
Barings Global Loan and High Yield Bond Limited
Barings Global Investment Funds plc – Barings Global Loan Select Responsible Exclusions Fund
Barings Global Loan Select Responsible Exclusions Limited
Barings Global Credit Fund (LUX) – Barings Global Private Loan Fund 2
Barings Global Private Loans 2 S.À R.L.
Barings Global Credit Fund (LUX) – Barings Global Private Loan Fund 3
Barings Global Private Loans 3 S.À R.L.
Barings Global Private Loan Fund 4 SCSp
Barings Global Private Loans 4 S.À R.L.
Barings Global Private Loan Fund 4(S) SCSp
Barings Global Private Loans 4(S) S.À R.L
Barings Global Credit Fund (LUX) – Segregated Loan Account 3
Barings Segregated Loans 3 S.À R.L.
Barings Global Credit Fund (LUX) – Segregated Loan Account 1
Barings Segregated Loans 1 S.À R.L.
Barings Global Credit Fund (LUX) – Segregated Loan Account 2
Barings Segregated Loans 2 S.À R.L.
Barings Global Investment Funds plc – Global Private Loan Strategy Fund 1
Barings Global Private Loan Strategy 1 Limited
Barings Global Credit Fund (LUX) – Segregated Loan Account 4
Barings Global Credit Fund (LUX) – Segregated Loan Account 6
Barings Segregated Loans 6 S.À R.L.

Barings SLA 6 LLC
Barings SS4 (LUX) LLC
Barings Umbrella Fund (LUX) – Barings Global Special Situations Credit Fund 4 (LUX) Fund
Barings Global Special Situations Credit 4 (LUX) S.À R.L.
Barings Global Credit Fund (LUX) – Barings Global Special Situations Credit Fund 3
Barings Global Special Situations Credit 3 S.À R.L.
Barings Global Umbrella Fund – Barings Developed and Emerging Markets High Yield Bond Fund
Barings – MM Revolver Fund LP
Barings North American Private Loan Fund (Cayman)-A, L.P.
Barings North American Private Loan Fund, L.P.
Barings North American Private Loan Fund (Cayman), LP
Barings Small Business Fund, L.P.
Barings Middle Market CLO Ltd. 2017-I
Barings CLO Ltd. 2018-I
Barings CLO Ltd. 2018-II
Barings CLO Ltd. 2018-III
Barings CLO Ltd. 2018-IV
Barings Middle Market CLO Ltd. 2018-I
Barings CLO Ltd. 2019-I
Barings CLO Ltd. 2019-II
Barings CLO Ltd. 2019-III
Barings Middle Market CLO Ltd. 2019-I
Barings CLO Ltd. 2020-1
Barings CLO Ltd. 2020-IV
Barings CLO Ltd. 2021-I
Barings CLO Ltd. 2021-II
Barings CLO Ltd. 2021-III
Barings Middle Market CLO Ltd. 2021-I
Barings CLO Ltd. 2016-II
Babson CLO Ltd. 2014-I
Barings CLO Ltd. 2015-I
Barings CLO Ltd. 2016-I
Barings CLO Ltd. 2017-I
Barings U.S. High Yield Collective Investment Fund
MassMutual High Yield Fund
Barings Global Investment Funds plc – Global Multi-Credit Strategy Fund 1
Barings Global Multi-Credit Strategy 1 Limited
Barings Global Investment Funds 2 plc – Global Multi-Credit Strategy Fund 3
Barings Global Multi-Credit Strategy 3 Limited
Barings Global Investment Funds plc – Global Multi-Credit Strategy Fund 4
Barings Global Multi-Credit Strategy 4 Limited
BME SCSP
BME Investment S.À R.L.
Barings North American Private Loan Fund II (Cayman)-A, LP
NAPLF (Cayman)-A Senior Funding I LLC
Barings North American Private Loan Fund II (Cayman), L.P.
NAPLF (Cayman) Senior Funding I LLC
Barings North American Private Loan Fund II (Unlevered), L.P.
NAPLF Senior Funding I LLC
NAPLF (Cayman)-A Senior Funding II LLC
NAPLF (Cayman) Senior Funding II LLC
OTPP – BNAPLF II LP
OTPP - BNAPLF II Funding LP
Barings Global Special Situations Credit Fund 4 (Delaware) L.P.
Tryon Street Funding III Ltd.
Barings Global Investment Funds plc – European Loan Strategy Fund 1
Barings European Loan Strategy 1 Limited

VERIFICATION

The undersigned states that he or she has duly executed the foregoing Application, dated October 25, 2023 , for and on behalf of Barings Corporate Investors, Barings Global Short Duration High Yield Fund, CI Subsidiary Trust, Barings Participation Investors, PI Subsidiary Trust, Barings LLC, Massachusetts Mutual Life Insurance Company, C.M. Life Insurance Company, Barings Finance LLC, Tower Square Capital Partners IV, L.P., Tower Square Capital Partners IV-A, L.P., Barings BDC, Inc., Energy Hardware Holdings, Inc., SIC Investment Holdings LLC, Barings Private Credit Corporation, Barings Capital Investment Corporation, BCIC Holdings, Inc., Barings Private Equity Opportunities and Commitments Fund, Barings Global Credit Fund (LUX) – Segregated Loan Account 5, Barings Segregated Loans 5 S.À R.L., BAYVK R Private Debt SCS, SICAV-FIS, BAVYK R PD 1 Loan S.À R.L., Barings Umbrella Fund plc – Barings European High Yield Bond Fund, Barings Global Investment Funds plc – Barings European Loan Fund, Barings European Loan Limited, BCF Europe Funding Limited, BCF Senior Funding I Designated Activity Company, BCF Senior Funding I LLC, MassMutual Global Floating Rate Fund, Barings Umbrella Fund plc – Barings Global High Yield Bond Fund, Barings Global Investment Funds 2 plc – Barings Global High Yield Credit Strategies Fund, Barings Global High Yield Credit Strategies Limited, Barings Global Investment Funds plc – Barings Global Loan Fund, Barings Global Loan Limited, Barings Global Credit Fund (LUX) – Barings Global Private Loan Fund, Barings Global Private Loans 1 S.À R.L., Barings Umbrella Fund plc – Barings Global Senior Secured Bond Fund, Barings CMS Fund, LP, Barings Umbrella Fund plc – Barings U.S. High Yield Bond Fund, Barings Direct Lending 2018 LP, Barings European Direct Lending 1 L.P., Barings European Direct Lending 1 S.À R.L., Barings Global Credit Fund (LUX) – Barings European Private Loan Fund II, Barings European Private Loans 2 S.À R.L., Barings Global Credit Fund (LUX) – Barings European Private Loan Fund III, Barings European Private Loans 3 S.À R.L., Barings Global Credit Fund (LUX) – Barings European Private Loan Fund III (A), Barings European Private Loans 3A S.À R.L., Barings Global Investment Funds plc – Barings Global Loan and High Yield Bond Fund, Barings Global Loan and High Yield Bond Limited,  Barings Global Investment Funds plc - Barings Global Loan Select Responsible Exclusions Fund, Barings Global Loan Select Responsible Exclusions Limited, Barings Global Credit Fund (LUX) – Barings Global Private Loan Fund 2, Barings Global Private Loans 2 S.À R.L., Barings Global Credit Fund (LUX) – Barings Global Private Loan Fund 3, Barings Global Private Loans 3 S.À R.L., Barings Global Private Loan Fund 4 SCSp, Barings Global Private Loans 4 S.À R.L., Barings Global Private Loan Fund 4(S) SCSp, Barings Global Private Loans 4(S) S.À R.L., Barings Global Credit Fund (LUX) – Segregated Loan Account 3, Barings Segregated Loans 3 S.À R.L., Barings Global Credit Fund (LUX) – Segregated Loan Account 1, Barings Segregated Loans 1 S.À R.L., Barings Global Credit Fund (LUX) – Segregated Loan Account 2, Barings Segregated Loans 2 S.À R.L., Barings Global Investment Funds plc - Global Private Loan Strategy Fund 1, Barings Global Private Loan Strategy 1 Limited, Barings Global Credit Fund (LUX) – Segregated Loan Account 4, Barings Global Credit Fund (LUX) – Segregated Loan Account 6, Barings Segregated Loans 6 S.À R.L., Barings SLA 6 LLC, Barings SS4 (LUX) LLC, Barings Umbrella Fund (LUX) – Barings Global Special Situations Credit Fund 4 (LUX) Fund, Barings Global Special Situations Credit 4 (LUX) S.À R.L., Barings Global Credit Fund (LUX) – Barings Global Special Situations Credit Fund 3, Barings Global Special Situations Credit 3 S.À R.L., Barings Global Umbrella Fund - Barings Developed and Emerging Markets High Yield Bond Fund, Barings - MM Revolver Fund LP, Barings North American Private Loan Fund (Cayman)-A, L.P., Barings North American Private Loan Fund, L.P., Barings North American Private Loan Fund (Cayman), LP, Barings Small Business Fund, L.P., Barings Middle Market CLO Ltd. 2017-I, Barings CLO Ltd. 2018-I, Barings CLO Ltd. 2018-II, Barings CLO Ltd. 2018-III, Barings CLO Ltd. 2018-IV, Barings Middle Market CLO Ltd. 2018-I, Barings CLO Ltd. 2019-I, Barings CLO Ltd. 2019-II, Barings CLO Ltd. 2019-III, Barings Middle Market CLO Ltd. 2019-I, Barings CLO Ltd. 2020-1, Barings CLO Ltd. 2020-IV, Barings CLO Ltd. 2021-I, Barings CLO Ltd. 2021-II, Barings CLO Ltd. 2021-III, Barings Middle Market CLO Ltd. 2021-I, Barings CLO Ltd. 2016-II, Babson CLO Ltd. 2014-I, Barings CLO Ltd. 2015-I, Barings CLO Ltd. 2016-I, Barings CLO Ltd. 2017-I, Barings U.S. High Yield Collective Investment Fund, MassMutual High Yield Fund, MassMutual Ascend Life Insurance Company, MassMutual Trad Private Equity LLC, Barings Global Investment Funds plc - Global Multi-Credit Strategy Fund 1, Barings Global Multi-Credit Strategy 1 Limited, Barings Global Investment Funds 2 plc - Global Multi-Credit Strategy Fund 3, Barings Global Multi-Credit Strategy 3 Limited, Barings Global Investment Funds plc - Global Multi-Credit Strategy Fund 4, Barings Global Multi-Credit Strategy 4 Limited, BME SCSp, BME Investment S.À R.L., Barings North American Private Loan Fund II (Cayman)-A, LP, NAPLF (Cayman)-A Senior Funding I LLC, Barings North American Private Loan Fund II (Cayman), L.P., NAPLF (Cayman) Senior Funding I LLC, Barings North American Private Loan Fund II (Unlevered), L.P., NAPLF Senior Funding I LLC, NAPLF (Cayman)-A Senior Funding II LLC, NAPLF (Cayman) Senior Funding II LLC, OTPP - BNAPLF II LP, OTPP - BNAPLF II Funding LP, Barings Global Special Situations Credit Fund 4 (Delaware) L.P., Tryon Street Funding III Ltd., Barings Global Investment Funds plc - European Loan Strategy Fund 1, Barings European Loan Strategy 1 Limited, BPC Funding LLC and BPCC Holdings, Inc., as the case may be, that he or she holds the office with such entity as indicated below and that all action by the trustees, directors, stockholders, general partners, or members of each entity, as applicable, necessary to authorize the undersigned to execute and file such instrument has been taken.  The undersigned further states that he or she is familiar with such instrument and the contents thereof and that the facts set forth therein are true to the best of his or her knowledge, information and belief.

BARINGS CORPORATE INVESTORS

By:	/s/ Ashlee Steinnerd
Name: Ashlee Steinnerd
Title: Chief Legal Officer

BARINGS GLOBAL SHORT DURATION HIGH YIELD FUND

By: Barings LLC as Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

CI SUBSIDIARY TRUST

By:	/s/ Ashlee Steinnerd
Name: Ashlee Steinnerd
Title: Chief Legal Officer

BARINGS PARTICIPATION INVESTORS

By:	/s/ Ashlee Steinnerd
Name: Ashlee Steinnerd
Title: Chief Legal Officer

PI SUBSIDIARY TRUST

By:	/s/ Ashlee Steinnerd
Name: Ashlee Steinnerd
Title: Chief Legal Officer

BARINGS LLC

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By: Barings LLC, as Investment Adviser

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

C.M. LIFE INSURANCE COMPANY

By: Barings LLC, as Investment Adviser

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS FINANCE LLC

By:	/s/ Patrick Hoefling
Name: Patrick Hoefling
Title: Chief Executive Officer

TOWER SQUARE CAPITAL PARTNERS IV, L.P.

By: Barings LLC, as Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

TOWER SQUARE CAPITAL PARTNERS IV-A, L.P.

By: Barings LLC, as Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS BDC, INC.

By: Barings LLC, its Investment Adviser

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

ENERGY HARDWARE HOLDINGS, INC.

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

SIC INVESTMENT HOLDINGS LLC

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS PRIVATE CREDIT CORPORATION

By:	/s/ Ashlee Steinnerd
Name: Ashlee Steinnerd
Title: Chief Legal Officer

BARINGS CAPITAL INVESTMENT CORPORATION

By:	/s/ Ashlee Steinnerd
Name: Ashlee Steinnerd
Title: Chief Legal Officer

BCIC HOLDINGS, INC.

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS PRIVATE EQUITY OPPORTUNITIES AND COMMITMENTS FUND

By:	/s/ Ashlee Steinnerd
Name: Ashlee Steinnerd
Title: Chief Legal Officer

BARINGS GLOBAL CREDIT FUND (LUX) – SEGREGATED LOAN ACCOUNT 5

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title:Chief Legal Officer

BARINGS SEGREGATED LOANS 5 S.À R.L.

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BAYVK R PRIVATE DEBT SCS, SICAV-FIS

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BAYVK R PD 1 LOAN S.À R.L.

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS UMBRELLA FUND PLC – BARINGS EUROPEAN HIGH YIELD BOND FUND

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS EUROPEAN LOAN LIMITED

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS GLOBAL INVESTMENT FUNDS PLC - BARINGS EUROPEAN LOAN FUND

By: Barings LLC, as Sub-Investment Manager / Sub-Investment Adviser

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BCF EUROPE FUNDING LIMITED

By: Barings LLC, as Sub-Investment Adviser / Sub-Invstment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BCF SENIOR FUNDING I DESIGNATED ACTIVITY COMPANY

By: Barings LLC, as Designated Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BCF SENIOR FUNDING I LLC

By: Barings LLC, as Designated Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

MASSMUTUAL GLOBAL FLOATING RATE FUND

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS UMBRELLA FUND PLC - BARINGS GLOBAL HIGH YIELD BOND FUND

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS GLOBAL INVESTMENT FUNDS 2 PLC - BARINGS GLOBAL HIGH YIELD CREDIT STRATEGIES FUND

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS GLOBAL HIGH YIELD CREDIT STRATEGIES LIMITED

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS GLOBAL INVESTMENT FUNDS PLC - BARINGS GLOBAL LOAN FUND

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS GLOBAL LOAN LIMITED

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS GLOBAL CREDIT FUND (LUX) – BARINGS GLOBAL PRIVATE LOAN FUND

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS GLOBAL PRIVATE LOANS 1 S.À R.L.

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS UMBRELLA FUND PLC - BARINGS GLOBAL SENIOR SECURED BOND FUND

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS CMS FUND, LP

By: Barings LLC, its Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS UMBRELLA FUND PLC - BARINGS U.S. HIGH YIELD BOND FUND

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS DIRECT LENDING 2018 LP

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS EUROPEAN DIRECT LENDING 1 L.P.

By: Barings Asset Management Limited, as Sub-Investment Manager / Sub-Advisor

By:	/s/ Katherine Kemp
Name: Katherine Kemp
Title: Managing Director

BARINGS EUROPEAN DIRECT LENDING 1 S.À R.L.

By: Barings Asset Management Limited, as Sub-Investment Manager / Sub-Advisor

By:	/s/ Katherine Kemp
Name: Katherine Kemp
Title: Managing Director

BARINGS GLOBAL CREDIT FUND (LUX) – BARINGS EUROPEAN PRIVATE LOAN FUND II

By: Barings Asset Management Limited, as Sub-Investment Manager / Sub-Advisor

By:	/s/ Katherine Kemp
Name: Katherine Kemp
Title: Managing Director

BARINGS EUROPEAN PRIVATE LOANS 2 S.À R.L.

By: Barings Asset Management Limited, as Sub-Investment Manager / Sub-Advisor

By:	/s/ Katherine Kemp
Name: Katherine Kemp
Title: Managing Director

BARINGS GLOBAL CREDIT FUND (LUX) – BARINGS EUROPEAN PRIVATE LOAN FUND III

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS EUROPEAN PRIVATE LOANS 3 S.À R.L.

By: Barings Asset Management Limited, as Sub-Investment Manager / Sub-Advisor

By:	/s/ Katherine Kemp
Name: Katherine Kemp
Title: Managing Director

BARINGS GLOBAL CREDIT FUND (LUX) – BARINGS EUROPEAN PRIVATE LOAN FUND III (A)

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name:Jill Dinerman
Title: Chief Legal Officer

BARINGS EUROPEAN PRIVATE LOANS 3A S.À R.L.

By: Barings Asset Management Limited as Sub-Investment Manager / Sub-Advisor

By:	/s/ Katherine Kemp
Name: Katherine Kemp
Title: Managing Director

BARINGS GLOBAL INVESTMENT FUNDS PLC - BARINGS GLOBAL LOAN AND HIGH YIELD BOND FUND

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS GLOBAL LOAN AND HIGH YIELD BOND LIMITED

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS GLOBAL INVESTMENT FUNDS PLC - BARINGS GLOBAL LOAN SELECT RESPONSIBLE EXCLUSIONS FUND

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS GLOBAL LOAN SELECT RESPONSIBLE EXCLUSIONS LIMITED

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS GLOBAL CREDIT FUND (LUX) – BARINGS GLOBAL PRIVATE LOAN FUND 2

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS GLOBAL PRIVATE LOANS 2 S.À R.L.

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS GLOBAL CREDIT FUND (LUX) – BARINGS GLOBAL PRIVATE LOAN FUND 3

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name:Jill Dinerman
Title: Chief Legal Officer

BARINGS GLOBAL PRIVATE LOANS 3 S.À R.L.

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS GLOBAL PRIVATE LOAN FUND 4 SCSP

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS GLOBAL PRIVATE LOANS 4 S.À R.L.

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS GLOBAL PRIVATE LOAN FUND 4(S) SCSP

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS GLOBAL PRIVATE LOANS 4(S) S.À R.L.

By: Barings GPLF4(S) GP S.À R.L. as General Partner for, and on behalf of, Barings Global Private Loan Fund 4(S) SCSp, acting by its Attorney Barings LLC

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS GLOBAL CREDIT FUND (LUX) – SEGREGATED LOAN ACCOUNT 3

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS SEGREGATED LOANS 3 S.À R.L.

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS GLOBAL CREDIT FUND (LUX) – SEGREGATED LOAN ACCOUNT 1

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS SEGREGATED LOANS 1 S.À R.L.

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS GLOBAL CREDIT FUND (LUX) – SEGREGATED LOAN ACCOUNT 2

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS SEGREGATED LOANS 2 S.À R.L.

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS GLOBAL INVESTMENT FUNDS PLC - GLOBAL PRIVATE LOAN STRATEGY FUND 1

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS GLOBAL PRIVATE LOAN STRATEGY 1 LIMITED

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS GLOBAL CREDIT FUND (LUX) – SEGREGATED LOAN ACCOUNT 4

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS GLOBAL CREDIT FUND (LUX) – SEGREGATED LOAN ACCOUNT 6

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS SEGREGATED LOANS 6 S.À R.L.

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS SLA 6 LLC

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS SS4 (LUX) LLC

By: Barings LLC as Investment Adviser

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS UMBRELLA FUND (LUX) – BARINGS GLOBAL SPECIAL SITUATIONS CREDIT FUND 4 (LUX) FUND

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS GLOBAL SPECIAL SITUATIONS CREDIT 4 (LUX) S.À R.L.

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS GLOBAL CREDIT FUND (LUX) – BARINGS GLOBAL SPECIAL SITUATIONS CREDIT FUND 3

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS GLOBAL SPECIAL SITUATIONS CREDIT 3 S.À R.L.

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS GLOBAL UMBRELLA FUND - BARINGS DEVELOPED AND EMERGING MARKETS HIGH YIELD BOND FUND

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS – MM REVOLVER FUND LP

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS NORTH AMERICAN PRIVATE LOAN FUND (CAYMAN)-A, L.P.

By: Barings LLC, as Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS NORTH AMERICAN PRIVATE LOAN FUND, L.P.

By: Barings LLC, as Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS NORTH AMERICAN PRIVATE LOAN FUND (CAYMAN), LP

By: Barings LLC, as Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS SMALL BUSINESS FUND, L.P.

By: Barings Small Business Fund, LLC, its General Partner

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS MIDDLE MARKET CLO LTD. 2017-I

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS CLO LTD. 2018–I

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS CLO LTD. 2018-II

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS CLO LTD. 2018-III

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS CLO LTD. 2018-IV

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS MIDDLE MARKET CLO LTD. 2018-I

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS CLO LTD. 2019-I

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS CLO LTD. 2019-II

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS CLO LTD. 2019-III

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS MIDDLE MARKET CLO LTD. 2019-I

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS CLO LTD. 2020-1

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS CLO LTD. 2020-IV

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS CLO LTD. 2021-I

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS CLO LTD. 2021-II

By Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS CLO LTD. 2021-III

By Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS MIDDLE MARKET CLO LTD. 2021-I

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS CLO LTD. 2016-II

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BABSON CLO LTD. 2014-I

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS CLO LTD. 2015-I

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS CLO LTD. 2016-I

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS CLO LTD. 2017-I

By: Barings LLC, as Collateral Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS U.S. HIGH YIELD COLLECTIVE INVESTMENT FUND

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

MASSMUTUAL HIGH YIELD FUND

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

MASSMUTUAL ASCEND LIFE INSURANCE COMPANY

By: Barings LLC, as Investment Adviser

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

MASSMUTUAL TRAD PRIVATE EQUITY LLC

By: Barings LLC, as Investment Manager /Investment Adviser

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS GLOBAL INVESTMENT FUNDS PLC - GLOBAL MULTI-CREDIT STRATEGY FUND 1

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS GLOBAL MULTI-CREDIT STRATEGY 1 LIMITED

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS GLOBAL INVESTMENT FUNDS 2 PLC - GLOBAL MULTI-CREDIT STRATEGY FUND 3

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS GLOBAL MULTI-CREDIT STRATEGY 3 LIMITED

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS GLOBAL INVESTMENT FUNDS PLC - GLOBAL MULTI-CREDIT STRATEGY FUND 4

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS GLOBAL MULTI-CREDIT STRATEGY 4 LIMITED

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BME SCSP

By: Barings Asset Management Limited, as Sub-Investment Manager / Sub-Advisor

By:	/s/ Katherine Kemp
Name: Katherine Kemp
Title: Managing Director

BME INVESTMENT S.À R.L.

By: Barings Asset Management Limited, as Sub-Investment Manager / Sub-Advisor

By:	/s/ Katherine Kemp
Name: Katherine Kemp
Title: Managing Director

BARINGS NORTH AMERICAN PRIVATE LOAN FUND II (CAYMAN)-A, LP

By: Barings LLC, as Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

NAPLF (CAYMAN)-A SENIOR FUNDING I LLC

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS NORTH AMERICAN PRIVATE LOAN FUND II (CAYMAN), L.P.

By: Barings LLC, as Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

NAPLF (CAYMAN) SENIOR FUNDING I LLC

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS NORTH AMERICAN PRIVATE LOAN FUND II (UNLEVERED), L.P.

By: Barings LLC, as Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

NAPLF SENIOR FUNDING I LLC

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

NAPLF (CAYMAN)-A SENIOR FUNDING II LLC

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

NAPLF (CAYMAN) SENIOR FUNDING II LLC

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

OTPP - BNAPLF II LP

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

OTPP - BNAPLF II FUNDING LP

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS GLOBAL SPECIAL SITUATIONS CREDIT FUND 4 (DELAWARE), L.P.

By: Barings LLC as Investment Adviser

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

TRYON STREET FUNDING III LTD.

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS GLOBAL INVESTMENT FUNDS PLC - EUROPEAN LOAN STRATEGY FUND 1

By: Barings LLC, as Sub-Investment Adviser / Sub-Investment Manager

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BARINGS EUROPEAN LOAN STRATEGY 1 LIMITED

By: Barings LLC, as Investment Manager / Investment Adviser

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Chief Legal Officer

BPC FUNDING LLC

By:	/s/ Ashlee Steinnerd
Name: Ashlee Steinnerd
Title: Chief Legal Officer

BPCC HOLDINGS, INC.

By:	/s/ Ashlee Steinnerd
Name: Ashlee Steinnerd
Title: Chief Legal Officer

EXHIBIT A
RESOLUTIONS

Resolutions of the Board of Directors/Board of Trustees of Barings Global Short Duration High Yield Fund, Barings BDC, Inc., Barings Private Credit Corporation and Barings Capital Investment Corporation

Barings Global Short Duration High Yield Fund

RESOLVED, that any appropriate officer of Barings Global Short Duration High Yield Fund (the “Trust”) be, and each of such officers hereby is, severally authorized to prepare, or cause to be prepared, to execute on behalf of the Trust and to file, or cause to be filed, with the U.S. Securities and Exchange Commission an application, and any amendments thereto, for an amended order of exemptive relief pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 under the 1940 Act, authorizing certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 under the 1940 Act, in such form as such officer or any one of such officers deems necessary and appropriate, with such changes, modifications, or amendments thereto as such officer or officers executing the same (personally or by attorney) may approve as necessary or desirable, such approval to be conclusively evidenced by his, her or their execution thereof; and

FURTHER RERSOLVED, that any appropriate officer of the Trust be, and each of such officers hereby is, severally authorized to do any and all things necessary or proper under the 1940 Act, the Investment Advisers Act of 1940, as amended, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, including the submission and filing of any and all applications, amendments to applications, reports and other documents deemed by such officer to be necessary or proper to establish and implement the proposed co-investing arrangement, and to take such other action as such officers may determine to be necessary or appropriate to carry out the intent or purposes of these and the foregoing resolutions, such determination to be conclusively evidenced by the doing of such acts.

Barings BDC, Inc.

RESOLVED, that any appropriate officer of Barings BDC, Inc. (the “Company”) be, and each of such officers hereby is, severally authorized to prepare, or cause to be prepared, to execute on behalf of the Company and to file, or cause to be filed, with the U.S. Securities and Exchange Commission an application, and any amendments thereto, for an amended order of exemptive relief pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 under the 1940 Act, authorizing certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 under the 1940 Act, in such form as such officer or any one of such officers deems necessary and appropriate, with such changes, modifications, or amendments thereto as such officer or officers executing the same (personally or by attorney) may approve as necessary or desirable, such approval to be conclusively evidenced by his, her or their execution thereof; and

FURTHER RERSOLVED, that any appropriate officer of the Company be, and each of such officers hereby is, severally authorized to do any and all things necessary or proper under the 1940 Act, the Investment Advisers Act of 1940, as amended, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, including the submission and filing of any and all applications, amendments to applications, reports and other documents deemed by such officer to be necessary or proper to establish and implement the proposed co-investing arrangement, and to take such other action as such officers may determine to be necessary or appropriate to carry out the intent or purposes of these and the foregoing resolutions, such determination to be conclusively evidenced by the doing of such acts.

Barings Private Credit Corporation

RESOLVED, that any appropriate officer of Barings Private Credit Corporation (the “Company”) be, and each of such officers hereby is, severally authorized to prepare, or cause to be prepared, to execute on behalf of the Company and to file, or cause to be filed, with the U.S. Securities and Exchange Commission an application, and any amendments thereto, for an amended order of exemptive relief pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 under the 1940 Act, authorizing certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 under the 1940 Act, in such form as such officer or any one of such officers deems necessary and appropriate, with such changes, modifications, or amendments thereto as such officer or officers executing the same (personally or by attorney) may approve as necessary or desirable, such approval to be conclusively evidenced by his, her or their execution thereof; and

FURTHER RERSOLVED, that any appropriate officer of the Company be, and each of such officers hereby is, severally authorized to do any and all things necessary or proper under the 1940 Act, the Investment Advisers Act of 1940, as amended, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, including the submission and filing of any and all applications, amendments to applications, reports and other documents deemed by such officer to be necessary or proper to establish and implement the proposed co-investing arrangement, and to take such other action as such officers may determine to be necessary or appropriate to carry out the intent or purposes of these and the foregoing resolutions, such determination to be conclusively evidenced by the doing of such acts.

Barings Capital Investment Corporation

RESOLVED, that any appropriate officer of Barings Capital Investment Corporation (the “Company”) be, and each of such officers hereby is, severally authorized to prepare, or cause to be prepared, to execute on behalf of the Company and to file, or cause to be filed, with the U.S. Securities and Exchange Commission an application, and any amendments thereto, for an amended order of exemptive relief pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 under the 1940 Act, authorizing certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 under the 1940 Act, in such form as such officer or any one of such officers deems necessary and appropriate, with such changes, modifications, or amendments thereto as such officer or officers executing the same (personally or by attorney) may approve as necessary or desirable, such approval to be conclusively evidenced by his, her or their execution thereof; and

FURTHER RERSOLVED, that any appropriate officer of the Company be, and each of such officers hereby is, severally authorized to do any and all things necessary or proper under the 1940 Act, the Investment Advisers Act of 1940, as amended, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, including the submission and filing of any and all applications, amendments to applications, reports and other documents deemed by such officer to be necessary or proper to establish and implement the proposed co-investing arrangement, and to take such other action as such officers may determine to be necessary or appropriate to carry out the intent or purposes of these and the foregoing resolutions, such determination to be conclusively evidenced by the doing of such acts.

(Adopted by the Board of Directors/Board of Trustees on August 9, 2022)

Resolutions of the Board of Trustees of Barings Private Equity Opportunities and Commitments Fund

WHEREAS, the Trust is a party to an exemptive order of the U.S. Securities and Exchange Commission which permits the Trust and one or more other Regulated Funds and/or one or more Affiliated Accounts to participate in the same investment opportunities through a proposed co-investment program where such participation would otherwise be prohibited under Section 17(d) and 57(a)(4) and Rule 17d-1 (the “Current Order”);

WHEREAS, Barings LLC has advised that it is in the best interest of the Trust and its co-applicants to request an amendment to the Current Order which, among other things, would update the definition of “Follow-On Investment;”

NOW, THEREFORE, IT IS VOTED: That any appropriate officer of the Trust be, and each of such officers hereby is, severally authorized to prepare, or cause to be prepared, to execute on behalf of the trust and to file, or cause to be filed, with the U.S. Securities and Exchange Commission an application, and any amendments thereto, for an amended order of exemptive relief pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 under the 1940 Act, authorizing certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 under the 1940 Act, in such form as such officer or any one of such officers deems necessary and appropriate, with such changes, modifications, or amendments thereto as such officer or officers executing the same (personally or by attorney) may approve as necessary or desirable, such approval to be conclusively evidenced by his, her or their execution thereof; and

VOTED: That any appropriate officer of the Trust be, and each of such officers hereby is, severally authorized to do any and all things necessary or proper under the 1940 Act, the Investment Advisers Act of 1940, as amended, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, including the submission and filing of any and all applications, amendments to applications, reports and other documents deemed by such officer to be necessary or proper to establish and implement the proposed co-investing arrangement, and to take such other action as such officers may determine to be necessary or appropriate to carry out the intent or purposes of these and the foregoing resolutions, such determination to be conclusively evidenced by the doing of such acts.

(Adopted by the Board of Trustees on June 20, 2023)

Resolutions of the Board of Trustees of Barings Corporate Investors and Barings Participation Investors

RESOLVED: That any appropriate officer of each Trust be, and each of such officers hereby is, severally authorized to prepare, or cause to be prepared, to execute on behalf of the Trust and to file, or cause to be filed, with the U.S. Securities and Exchange Commission an application, and any amendments thereto, for an amended order of exemptive relief pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 under the 1940 Act, authorizing certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 under the 1940 Act, in such form as such officer or any one of such officers deems necessary and appropriate, with such changes, modifications, or amendments thereto as such officer or officers executing the same (personally or by attorney) may approve as necessary or desirable, such approval to be conclusively evidenced by his, her or their execution thereof; and

FURTHER RERSOLVED: That any appropriate officer of each Trust be, and each of such officers hereby is, severally authorized to do any and all things necessary or proper under the 1940 Act, the Investment Advisers Act of 1940, as amended, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, including the submission and filing of any and all applications, amendments to applications, reports and other documents deemed by such officer to be necessary or proper to establish and implement the proposed co-investing arrangement, and to take such other action as such officers may determine to be necessary or appropriate to carry out the intent or purposes of these and the foregoing resolutions, such determination to be conclusively evidenced by the doing of such acts.

(Adopted by the Board of Trustees on August 18, 2022)